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                                                                     EXHIBIT 2.2

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

     This First Amendment to Stock Purchase Agreement ("Amendment") is entered into as of October 1, 1998 by and between FirstAmerica Automotive, Inc., a Delaware corporation ("Purchaser"), Vacation Motors, a California corporation (the "Corporation") and The Graybehl Family Trust, dated March 22, 1978 ("Seller"), and is made with respect to the following facts and circumstances:

     A. Purchaser and Seller are parties to that certain Stock Purchase Agreement dated July 17, 1998 (the "Agreement") whereby Seller has agreed to sell, and Purchaser has agreed to buy, all of the outstanding stock of Concord Toyota Sales, Inc., a California corporation. The reference to Concord Toyota Sales, Inc. as the corporation which Purchaser has agreed to buy from Seller is erroneous; the true and correct name of the corporation which Purchaser has agreed to buy, and wishes to buy, from Seller is Vacation Motors, Inc., a California corporation, said entity having changed its name from Concord Toyota Sales, Inc. in May of 1997.

     B. The parties now desire to amend the Agreement to correct the aforementioned error, and to provide for such additional terms and conditions as set forth herein. All capitalized terms used herein shall have the meaning ascribed to them in the Agreement, unless otherwise noted.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser, Seller and the Corporation agree as follows:

     1. Each and every reference in the Agreement to Concord Toyota Sales, Inc., a California corporation as the "Corporation" which is the subject of the Agreement, or otherwise, is hereby deleted, and Vacation Motors, a California corporation is hereby inserted in its place and stead. It is the parties' intention that the Agreement be among Purchaser, Seller and Vacation Motors, a California corporation in the first instance, and as if all references to Concord Toyota Sales, Inc., a California corporation had never existed in the Agreement.

     2. Seller shall prepare and deliver to Purchaser all documentation necessary to cause the name of the Corporation to be changed from Vacation Motors, a California corporation to FAA Concord T, Inc., a California corporation on or before the Closing Date (as defined in the Agreement).

     3. Section 3.1 of the Agreement is hereby deleted and the following language is inserted in lieu thereof:

         3.1 AMOUNT. Subject to adjustments as set forth in Section 3.3 herein below, Purchaser shall pay to Seller as consideration for the acquisition of the Shares hereunder, the sum of TWELVE MILLION SEVEN HUNDRED EIGHTY-EIGHT THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS ($12,788,666).

     4. Section 3.2.1 of the Agreement is hereby modified to provide that the Deposit, less any accrued interest thereon, shall be paid to Seller on the Closing Date. All interest on the Deposit shall be returned to Purchaser.

     5. Section 3.2 of the Agreement is hereby deleted in its entirety, and the following language is inserted in lieu thereof:

     3.2.2 The balance of the purchase price shall be paid pursuant to the terms of a promissory note made by Purchaser in favor of Seller on the terms and conditions set forth in the form of promissory note

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(the "Note") attached hereto as Exhibit 3.2.2(a). The Note shall be secured by granting Seller a security interest in the Shares pursuant to a written security pledge agreement (the "Pledge Agreement") in the form attached hereto as Exhibit 3.2.2(b).

     6. Section 3.3 is hereby modified to replace all references therein to the sum of "TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($2,200,000)" with the sum of "THREE MILLION THREE HUNDRED FOUR THOUSAND TWO HUNDRED THIRTEEN DOLLARS ($3,304,213)".

     7. Section 3.6 is hereby deleted and the following language is inserted in lieu thereof:

     3.6 FINANCE, WARRANTY AND FACTORY CHARGEBACKS. Purchaser shall be responsible for payment of all finance, warranty and factory chargeback obligations related to the operation of the Dealership prior to the Closing Date (the "Chargebacks") up to the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000).
In the event the Chargebacks exceed said amount, Seller shall then be responsible pursuant to the terms and conditions of Section 13.1, as limited by
Section 13.4. Purchaser shall thereafter be responsible for all subsequent Chargebacks. Purchaser shall provide Seller with written quarterly reports containing information reasonably sufficient to inform Seller of the running Chargeback balance for purposes of determining when Seller's Chargeback obligations accrue, if any. At such time as the quarterly reports submitted to Seller indicate the Chargebacks are at a level which are Seller's responsibility, Seller shall promptly reimburse Purchaser for all appropriate sums within fifteen (15) days of receipt of the quarterly report indicating such obligation.

     8. Section 11 of the Agreement is hereby modified to provide that the Closing Date shall be October 1, 1998.

     9. The parenthetical contained in the second sentence of section 13.4 is hereby deleted, and the following language is inserted in lieu thereof:

     (after which point Seller will be obligated only to indemnify Purchaser from and against further such Adverse Consequences to the extent the Adverse Consequences Purchaser suffers by reason of all such breaches do not exceed a TWO HUNDRED THOUSAND DOLLAR ($200,000) aggregate ceiling).

     10. The following language is hereby inserted as a new Section 27:

     27. SECTION 338(h)(10) ELECTION.  At Purchaser's option, an election under
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Section 338(h)(10) of the Code and equivalent elections under applicable state
Law (the "338(H)(10) ELECTION") may be made in connection with the transactions contemplated by this Agreement. If Purchaser chooses to make the 338(h)(10) election, then Purchaser, Sellers, and the Corporation shall cooperate in the completion and timely filing (and amendment or correction, if any) of an IRS Form 8023-A for the 338(h)(10) election, and all other documents and instruments which may be necessary or appropriate in accomplishing the 338(h)(10) Election. Allocation of the Purchase Price among the assets purchased hereunder for the purposes of the 338(h)(10) Election shall be in accordance with the principles of Treasury Regulation Section 1.338(h)(10)-1(f)(1)(ii) in the case of Seller, and Treasury Regulation Section 1.338(h)(10)-1(e)(5) in the case of Purchaser. Purchaser hereby agrees to reimburse Seller for any reasonable accounting expenses incurred by Seller as a result of a federal or state tax audit specifically related to the 338(h)(10) Election up to a maximum of $25,000.

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     11.  The following language is hereby inserted as a new Section 28:

     28. Notwithstanding any other provision of the Agreement, Seller shall retain all rights to the slogan "The Dealer with a Heart"; provided, however, that Purchaser shall have the right to use such slogan for a reasonable time period after the Closing Date not to exceed one (1) year.

     12. Except as set forth specifically herein, all remaining terms and conditions of the Agreement shall remain in full force and effect, binding upon Seller, Purchaser and Vacation Motors, Inc., a California corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:                       SELLER:

FirstAmerica Automotive, Inc.    Graybehl Family Trust u/t/d March 22, 1978
a Delaware corporation



By:                                 By:
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                                         L. Vaughn Graybehl, Trustee



                                    THE CORPORATION:

                                    Vacation Motors,
                                    a California corporation



                                    By:
                                       -------------------------------
                                        L. Vaughn Graybehl, President

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